SUB-ITEM 77M
Mergers

Nuveen Intermediate Duration Municipal Bond Fund, a series of Nuveen Municipal Trust
811-07873
333-177959


On January 27, 2012 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Intermediate Tax Free Fund, a series of Nuveen Investments Funds, Inc., were transferred to the Nuveen Intermediate Duration Municipal Bond Fund. The circumstances and details of the reorganization are contained in the N-14 filing on November 14, 2011, accession number 0001193125-11-311064, which materials are herein incorporated by reference.